EXHIBIT (a)(13)

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                          DATED AS OF JULY 7, 2003, AND
                            AMENDED DECEMBER 9, 2003,
                                 BY AND BETWEEN
                             GENESIS HEALTH VENTURES
                                       AND
                                  JOHN ARLOTTA

                  This Amendment (this "Amendment") is entered into as of June 18, 2004 by and among John Arlotta (the "Executive") and Neighborcare, Inc. (f.k.a., Genesis Health Ventures, Inc.) (the "Company"), with regard to that certain Employment Agreement entered into by and between the Executive and the Company and dated as of July 7, 2003, and amended December 9, 2003 (the "Agreement"). All capitalized terms used herein without definition will have the meaning given them in the Agreement.

                  WHEREAS, the Executive is currently employed by the Company;

                  WHEREAS, the terms of the Executive's employment are currently governed by the Agreement;

                  WHEREAS, the Company and the Executive wish to amend the terms of the Agreement effective as of the date hereof on the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Company and the Executive have agreed and do hereby agree as follows:

1.      The following Section shall be added after Section 6.7 of the Agreement:

        "6.8 Change in Control Equity Vesting. Notwithstanding anything to the contrary contained in an equity compensation plan of the Company or in any award agreements granted thereunder, unless otherwise specifically provided by a specific reference to this Agreement in an equity compensation plan of the Company or in any award agreements granted thereunder, upon a Change in Control, any and all equity-based compensation awards held by the Executive that are outstanding as of a Change in Control and which are not then exercisable or vested shall vest in full and become immediately exercisable."

2. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                         NEIGHBORCARE, INC.



                                         By:     /s/ John F. Gaither, Jr.
                                            -----------------------------------
                                             Name:  John F. Gaither, Jr.
                                             Title: Senior Vice President,
                                                    General Counsel and
                                                    Corporate Secretary
                                             By order of the board of directors




                                             /s/ John J. Arlotta
                                         --------------------------------------
                                         JOHN ARLOTTA



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